UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 15, 2023

HUDSON GLOBAL, INC.
(Exact name of registrant as specified in charter)

Delaware	001-38704	59-3547281
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

53 Forest Avenue, Suite 102
Old Greenwich, CT 06870
(Address of Principal Executive Offices)

Registrant's telephone number, including area code (475) 988-2068
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	HSON	The NASDAQ Stock Market LLC
Preferred Share Purchase Rights		The NASDAQ Stock Market LLC
Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Hudson Global, Inc. (the “Company”) announced on November 15, 2023 (the “Effective Date”) the appointment of Jacob “Jake” Zabkowicz as Global Chief Executive Officer at Hudson RPO Holdings LLC, a wholly-owned subsidiary of the Company (“Hudson RPO”). In his capacity as Global Chief Executive Officer at Hudson RPO, Mr. Zabkowicz will have authority to lead the Company’s global operations.
Mr. Zabkowicz, 41, is a seasoned, growth-minded executive who brings extensive global leadership as well as operational and business development experience in the talent acquisition industry. Most recently, he was Senior Vice President, Global RPO at Korn Ferry RPO, where he was instrumental in building and growing the firm’s global RPO business during his 10-year tenure. Prior to his time at Korn Ferry RPO, Mr. Zabkowicz served as Director, Solution Design and Implementation at Pinstripe (now Cielo).

In connection with his appointment, Hudson RPO entered into an employment agreement (the “Employment Agreement”) with Mr. Zabkowicz, dated as of October 6, 2023 and effective as of the Effective Date, setting forth the terms of his employment and compensation. The initial term of the Employment Agreement is three years, renewing automatically for additional one-year terms unless either party delivers notice of non-renewal at least 30 days prior to the expiration of the then-current term.

Pursuant to the Employment Agreement, Mr. Zabkowicz will be entitled to receive: (i) an annual base salary of $400,000 (“Base Salary”); (ii) a one-time starting bonus of $470,000 (the “Starting Bonus”); (iii) a target annual cash bonus of up to $400,000 (the “EBITDA Bonus”), contingent on the achievement of certain performance goals, commencing with the fiscal year ended December 31, 2024 (and which bonus is deemed at least 50% earned for fiscal year 2024 pursuant to the Employment Agreement); (iv) a target annual cash bonus of up to $300,000 (the “Net Revenue Bonus”), contingent on the achievement of certain performance goals, commencing with the fiscal year ended December 31, 2024 (and which bonus is deemed at least 50% earned for fiscal year 2024 pursuant to the Employment Agreement); and (v) an equity award of restricted stock units (“RSUs”) with a grant date fair market value of $1,000,000, subject to vesting in equal annual installments over a three year period (the “Executive RSU Grant”).

The Employment Agreement further provides that an additional grant of RSUs shall be made on each of the one- and two-year anniversaries of the Effective Date, each such grant to be made on the same terms as the Executive RSU Grant, provided Mr. Zabkowicz remains employed as of each such anniversary. The RSUs are subject to the terms and conditions of the Hudson Global, Inc. 2009 Incentive Stock and Awards Plan (as amended, the “Plan”) and a customary award agreement to be delivered in accordance with the Plan. The Starting Bonus is subject to repayment by Mr. Zabkowicz if he resigns or is terminated for cause prior to the third anniversary of the Effective Date, with such repayment obligation to be reduced in equal annual tranches until such anniversary.

The Employment Agreement also provides that if the Company terminates the employment of Mr. Zabkowicz without cause, or if Mr. Zabkowicz resigns for good reason, then Mr. Zabkowicz will be entitled to receive, in addition to compensation accrued and not yet paid: (i) a pro-rated EBITDA Bonus and Net Revenue Bonus, to the extent earned as of such termination date (with no proration if such termination or resignation occurs in fiscal year 2024); (ii) full vesting of outstanding RSUs and deemed grant and vesting of RSUs issuable pursuant to the Employment Agreement; (iii) eighteen months of severance, payable in equal monthly installments, in an aggregate amount equal to 1.5x Base Salary; and (iv) reimbursement for COBRA premiums through the eighteen month anniversary of termination. Each of the foregoing payments would be conditioned upon Mr. Zabkowicz’s execution, non-revocation and delivery of a general release of the Company and its affiliates.

Item 8.01.	Other Events.
On November 15, 2023, the Company issued a press release announcing the appointment of Mr. Zabkowicz as an officer. A copy of the press release is filed as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated November 15, 2023

104*	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

*Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON GLOBAL, INC. (Registrant)

By:	/s/ JEFFREY E. EBERWEIN
Jeffrey E. Eberwein
Chief Executive Officer

	Dated:	November 15, 2023